Exhibit 10.37

2012 Corporate Goals for Strategic Leadership Team
Approved by the Compensation Committee on February 7, 2012
Revenue Growth versus Prior Year (60%)

Total Revenue Growth Vs. Prior Year	Funding*
≥ 21% growth	200%
≥ 19% growth	175%
≥ 17% growth	150%
≥ 16% growth	125%
≥ 14% (Budgeted Revenue Growth)	100%
≥ 13% growth (Street)	50%
≥ 12% growth	25%
≥ 12% growth	No Payout

*	Subject to a cash override: must maintain cash above 95% of year-end cash budget—otherwise the achieved revenue payout ($) will be discounted by 20%.
Vantera Clearance and Launch (30%)

•	Q2: CLIA registration of Vantera (10% weighting)

•	Q2: Internal launch of Vantera for use in reporting clinical commercial results (20% weighting)

•	Q3: FDA clearance (50% weighting)

•	Q4: LabCorp initial satisfaction levels support positive external references (20% weighting)
For purposes of these metrics, Q2, Q3, and Q4 are defined as the last day of each respective quarter.
Furthermore, for each component a 10% increase/decrease in bonus will be applied for beating/missing the timeline goal by 30 days, 20% increase/decrease for 31 to 60 days, 25% increase/decrease for 61 to 90 days. The bonus amount will be at the discretion of the compensation committee for any overachievement or delay greater than 91 days.
If Vantera is not FDA approved in 2012, the entire Vantera payout will be zero.
Third Component: Successful IPO (10%)
While the Board is evaluating several pathways to ensure that the company is adequately capitalized, the IPO is the clear preference, and this component reflects that desired outcome.
The exact determination of whether the IPO was a successful IPO will be decided by the Board Compensation Committee in consultation with the Pricing Committee following completion of the IPO.